CONSULTING AGREEMENT


This Agreement ("Agreement") made effective as of the 15th day of September, 2008 ("Effective Date") by and between Jan Murley ("Consultant"), with offices at 3500 Michigan Avenue, Unit 33, Cincinnati, Ohio 45208 and 1-800-Flowers.com, Inc. with offices located at One Old Country Road, Suite 500, Carle Place, New York 11514 ("Company").

Whereas,  the Company  wishes to retain  Consultant  as the  Interim  President,
Consumer Floral brand to provide consulting services as an independent contractor in that capacity subject to the terms and conditions set forth herein, and Consultant is willing to so serve as an independent contractor in such capacity; and

Whereas, in consideration of their mutual promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Consultant Services. Company hereby engages Consultant to perform services for Company as the Interim President, Consumer Floral Brand ("Consultant Services").

2. Term. This Agreement will become effective as of the Effective Date and shall continue until the Company or Consultant terminates this Agreement at any time, for any reason or for no reason at all, upon ten (10) days prior written notice. Upon termination or expiration of this Agreement, Consultant shall immediately return all Company materials and Work Product to Company.

3. Consulting Fees. Company will compensate Consultant for her performance of the Consultant Services at the rate of $15,384.62 on a biweekly basis, payable biweekly in arrears. Consultant will also be eligible to receive an additional annual performance consulting fee with an annual target amount equal to $200,000 (the "Target"), based on satisfactory attainment of the Consumer Floral business unit's (75% of Target) and the Company's financial performance (25% of Target) for the Company's Fiscal Year 2009, which shall be prorated for the number of full months during the fiscal year during which her Consultant Services are performed hereunder. Exhibit A contains the performance measures for both the business unit and the Company's respective financial performance. The amount of any such additional annual performance consulting fee will be calculated by the Company and paid within two and one half months after the end of the applicable fiscal year, however, in order for any amount of such performance consulting fee to be paid to Consultant for any fiscal year, this Agreement must be in effect at the time of such payment. In addition, the Company will reimburse Consultant for all out-of-pocket expenses incurred by Consultant in performing her services hereunder upon presentation of same by Consultant from time to time along with proper documentation evidencing such expenditures, including information and materials as the Company may reasonably require.

4. Independent Contractor. It is understood and agreed that the relationship of the Parties created under this Agreement is that of independent contractor, and no employee, partnership, joint venture, agency or other relationship is intended or created hereby. Each of the parties hereto have consulted with their own counsel in connection with the structuring and effect of such relationship. Consultant shall not represent to any third party that she has the authority to contractually bind Company, nor execute any agreements on behalf of Company. Consultant shall be solely responsible for paying any and all federal, state and local income tax on any payments received by Company, and shall be solely responsible for withholding and paying any and all self-employment taxes. Consultant shall complete and sign IRS Form W-9 and provide Company with her Tax Identification Number
     (TIN). Consultant shall receive an IRS Form 1099 at or about year end. Consultant acknowledges and agrees that she shall not be entitled to any Company benefits of whatever nature, including without limitation, health and dental insurance coverage, disability insurance coverage, life insurance coverage or pension and/or profit sharing plan benefits. Notwithstanding the foregoing, Consultant will be eligible for stock options or restricted stock grants subject to the approval of the Compensation Committee of the Board of Directors pursuant to the terms of the Company's 2003 Long Term Incentive and Share Award Plan (the "Plan"). Consultant represents she has and shall maintain all applicable worker's compensation insurance coverage required by law or is otherwise exempt from such requirement.

5. Work Product. Consultant agrees that all of the results, proceeds and deliverables of Consultant's Services and work on or for Company and its affiliates, shall be owned exclusively by Company, including the copyright and other intellectual property rights thereto. Consultant agrees that all work performed under this Agreement, and the results thereto ("Work Product") shall be deemed as "work for hire," of which Company shall be deemed the author to the extent such works qualify as such in accordance with applicable law. In the event, for any reason, that any such results or proceeds are not qualified as "work for hire", Consultant irrevocably assigns to Company all of its right, title, and interest in such Work Product to Company.

6. Confidentiality. It is expected that, pursuant to discussions to date and in the course of performing the Consultant Services, Company will provide access to or disclose to Consultant certain information ("Information"), which is considered by Company to be proprietary or confidential information All such Information shall remain the sole property of Company, and its confidentiality shall be maintained and protected by Consultant and Consultant shall not use or disclose such information, except as required to perform the Consultant Services. Consultant shall execute the Confidentiality and Non-Compete Agreement attached hereto as Exhibit B, simultaneously with the execution of this Agreement.

7. Representation and Warranties. Consultant represents and warrants that: (i) this Agreement constitutes a legal, valid and binding obligation of Consultant; (ii) the execution and the performance by Consultant will not
     (a) violate any rule, law, regulation, order, writ, judgment, injunction decree, presently in effect having applicability to Consultant as currently interpreted and enforced; (b) with or without the giving of notice or the passage or time or both, result in a breach under any material agreements to which Consultant is a party or by which Consultant is bound; (iii) Consultant is highly skilled and experienced in the performance of the Consultant Services and Company is relying upon such; and (iv) the Work Product produced and delivered hereunder will be of original development by Consultant and will not directly or indirectly infringe upon any patent, copyright, trade secret, intellectual property, or other property right of any third party, and Consultant will indemnify and hold Company harmless from and against any loss, cost, liability or expense (including reasonable legal fees) arising out of any breach or claimed breach of this warranty; and (v) Consultant has not and will not enter into agreements or commitments that are inconsistent with or conflict with the rights granted to Company in this Agreement.

8. Compliance with Rules and Regulations. Consultant shall comply with any laws, rules and regulations of governmental authorities having jurisdiction. This shall include, but not be limited to, workers compensation insurance, disability insurance, and payment of any and all federal, state and local taxes applicable to the income derived from, and paid to, Consultant for the services rendered. Consultant shall maintain and preserve for a period of three (3) years, such records relating to the Consultant Services to be performed by Consultant under this Agreement. Consultant shall defend and hold Company harmless from and against any loss, cost, liability or expense (including reasonable legal fees) or determination by any federal, state, or local government or their agencies including, without limitation, the Internal Revenue Service, Worker's Compensation, Department of Labor, New York State Department of Taxation and Finance that seeks to levy any tax or other financial obligation on Company based on, or in any way relating to, Consultant's status as an "employee" or "deemed employer" of Consultant rather than an independent contractor.

9. Limitation of Liability. EXCEPT FOR CLAIMS UNDER SECTIONS 6, 7 AND 8 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR PUNITIVE DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS AND LOST OPPORTUNITIES), REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE, LOSS OF GOODWILL OR OTHERWISE AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. Consultant Indemnification. Company agrees that if Consultant is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Proceeding"), by reason of the fact that she is or was a consultant to Company under this Agreement, Consultant shall be indemnified and held harmless by Company to the fullest extent permitted or authorized by applicable law and its organizational documents, against all cost, expense, liability and loss (including, without limitation, advancement of attorneys' and other fees and expenses) reasonably incurred or suffered by Consultant in connection therewith, and such indemnification shall continue as to Consultant even after termination of this Agreement and shall inure to the benefit of Consultant's heirs, executors and administrators.

11. Notice. Any notice to be given hereunder shall be delivered via overnight courier, or mailed by registered or certified mail, to the address of the receiving Party indicated above, or at such other address as may hereafter be furnished in writing by either Party hereto to the other. Consultant shall also send a copy of any notice sent to Company's General Counsel, Gerard M. Gallagher, Esq., 1-800-Flowers.com, One Old Country Road, Suite 500, Carle Place, New York 11514.

12. Non-Competition and Non-Solicitation. In view of role that Consultant is assuming and the services to be rendered hereunder, Consultant shall execute, simultaneously with the execution of this Agreement the Confidentiality and Non-Compete Agreement attached hereto as Exhibit B.

13. Personal Services/Assignment. This is a personal services agreement. Consultant agrees, represents and warrants to Company that only Consultant will personally perform the Consulting Services. Company may assign this Agreement to any of its affiliates. Consultant shall not subcontract any of its responsibilities to any third party.

14. Waiver; Invalidity. No failure or delay by either Party to exercise, and no course of dealing with respect to, any right of any such Party regarding an obligation of the other Party to this Agreement, shall operate as a waiver.

15. Choice of Law/Venue. This Agreement shall be governed by, interpreted, and enforced in accordance with the laws of the State of New York, without application of the principles of conflict of laws thereof. Any claim directly or indirectly arising out of or relating to this Agreement, or any breach thereof, shall be resolved by the Supreme Court of the State of New York, County of Nassau or the United States District Court in and for the Eastern District of New York. The parties hereby consent that venue for purposes of any action brought in connection with or arising out of this Agreement shall be placed in such courts, and the parties hereby submit to the exclusive jurisdiction of said courts.

16. Survival & Security/Policy Compliance. Sections 4 through and including 12, 14, and 15 of this Agreement are deemed to survive its termination or expiration. During the term of this Agreement, Consultant shall fully comply with all of Company's security rules and regulations and comply with all Company policies and procedures, as amended from time-to-time, including but not limited to, Company's Policy on the Prevention of Insider Trading, attached hereto as Exhibit C. Consultant acknowledges receiving, reading, understanding and agreeing to the terms of the aforementioned Policy.

17. Entire Agreement. This Agreement, including any exhibits hereto, sets forth the entire agreement and understanding between the Parties, and supersedes any prior discussions, agreements or understandings, whether oral or written, and no Party will be bound by any representation, warranty, covenant, term or condition other than as expressly set forth in this Agreement. This Agreement may only be amended by a written instrument executed by both Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals.


                                     1-800-FLOWERS.COM, INC.


                                     /s/ Jan Murley
                                     ---------------------------------
                                     Name (Print)
                                     Title
                                     Date






                                     CONSULTANT


                                     /s/ Gerard M. Gallagher
                                     ---------------------------------
                                     Name (Print)
                                     Title
                                     Date

                                    EXHIBIT A

                              Performance Measures


Corporate Performance (Financial)

|X| Profitability (Weighted 100%): This measurement is determined by assessing the growth of EBITDA in accordance with 1-800-Flowers.Com's annual budget.

Division Performance (Financial)

|X| Profitability (Weighted 75%): This measurement is determined by assessing the growth of EBITDA in accordance with the annual budget for the Division.

|X| Revenue Growth (Weighted 25%): This measurement is determined by achieving or exceeding the revenue growth in line with the annual budget for the Division.



 Division and Corporate Award Adjustment Factors
------------------------------------- ----------------------------------
        Achieved Performance                 Multiply Incentive
           (% of Budget)                         Target* By:
------------------------------------- ----------------------------------
                135%                             200% (max)
...................................... ..................................
                125%                                150%
...................................... ..................................
                110%                                125%
...................................... ..................................
                100%                                100%
...................................... ..................................
                85%                                  75%
...................................... ..................................
                70%                                  50%
...................................... ..................................
             Below 70%                               0%
------------------------------------- ----------------------------------

                                    EXHIBIT B

                     CONFIDENTIALITY & NON-COMPETE AGREEMENT
This Agreement is made and entered into by and between Jan Murley, ("CONSULTANT"), with offices at 3500 Michigan Avenue, Unit 33, Cincinnati, Ohio 45208, and 1-800-FLOWERS.COM, INC. ("Company"), a corporation organized and existing under laws of the State of Delaware and having its principal place of business at One Old Country Road, Suite 500, Carle Place, New York 11514.

     WHEREAS, CONSULTANT desires to be engaged by the Company.

     NOW, THEREFORE, in consideration of the retaining of CONSULTANT by the Company, and other good and valuable consideration, the parties agree as follows:

     1. CONFIDENTIALITY

1.1 Acknowledgment of Proprietary Interest. As a result of the position which CONSULTANT will occupy pursuant to the Consulting Agreement by and between the parties hereto and dated effective as of September 15, 2008 (the "Consulting Agreement"), CONSULTANT will be entrusted with and have access to Confidential Information. CONSULTANT recognizes the proprietary interest of Company in any Confidential Information of Company and its direct and indirect subsidiaries (collectively the "Group"). As used herein, the term "Confidential Information" means all information relating to the Group and any of the Group's customers, operations, products, sales, finances, trade secrets, and business, including without limitation any information encompassed in any reports, investigations, customer and recipient lists (whether or not written) and customer and recipient information, business plans and business relationships, information on suppliers, vendors and fulfilling florists, experiments, research or developmental work, experimental work, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, financial projections, financial data including sales and pricing information and all other financial data, cost summaries, pricing formula and trademarks, service marks, and all concepts or ideas, materials or information, owned possessed or controlled or related to the business of the Group, regardless of whether same may be possessed or developed by CONSULTANT in the course of her engagement or otherwise. Confidential Information also includes, without limitation, all information CONSULTANT receives from third parties in the course of CONSULTANT'S engagement which is provided to CONSULTANT in connection with CONSULTANT'S duties for the Company and the Group. CONSULTANT acknowledges and agrees that any and all Confidential Information of the Group learned by CONSULTANT during the course of her engagement by Company or otherwise, whether developed by CONSULTANT alone or in conjunction with others or otherwise, shall be and is the sole property of Company.

1.2 Covenant Not to Divulge Confidential Information. CONSULTANT acknowledges and agrees that Company is entitled to prevent the disclosure of Confidential Information of Company and the Group. As a portion of the consideration for the engagement of CONSULTANT and for the compensation being paid to CONSULTANT by Company, CONSULTANT agrees at all times during the term of CONSULTANT'S engagement by Company and thereafter to hold in strictest confidence, and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by a member of the Group to further the business of the Company or Group, and not to use or allow to be used, except in the pursuit of the business of the Company or the Group, the Confidential Information of the Group, including without limitation, Confidential Information developed by CONSULTANT, without the prior written consent of Company.

1.3 Return of Materials at Termination. In the event of any cessation of CONSULTANT'S engagement, CONSULTANT will promptly deliver to Company all materials, property, documents, data and other information belonging to Company or the group or pertaining to Confidential Information. CONSULTANT shall not take or retain any materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to the Company or the Group or containing or pertaining to any Confidential Information.


2.   NON-COMPETITION/NON-SOLICITATION

2.1 As a material inducement to the Company to enter into the Consulting Agreement and to retain the CONSULTANT, CONSULTANT agrees that CONSULTANT shall not, during the term of CONSULTANT's engagement with the Company and thereafter for a period equal to the shorter of (x) the time that CONSULTANT's Consulting Agreement is in effect and (y) one (1) year following the cessation of such engagement with the Company, whether voluntary or involuntary, with or without cause, do any of the following, directly or indirectly, within the United States (which CONSULTANT expressly acknowledges is the most narrowly defined geographic territory within which CONSULTANT performed services for the Company), without the prior written consent of the Company:

          (a) Engage or participate, in any manner, in a Competitive Business. As used herein, the term "Competitive Business" means (i) any floral or gardening business marketing or selling its products or services through, retail, mass marketing, franchise, wholesale, catalog, supermarket, wholesale club, internet, and telemarketing channels, and (ii) without limiting in any way the terms of 2.1(a) (i), those entities listed on Schedule "A" attached hereto and made a part hereof.

          (b) Become associated with (as owner, stockholder, lender, partner, coventurer, director, officer, CONSULTANT, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any Competitive Business or become interested in (as owner, stockholder, lender, partner, coventurer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association, or other affiliate where such portion of such business is a Competitive Business. Notwithstanding the foregoing, CONSULTANT may hold not more than five (5%) percent of the outstanding securities of any class of any publicly-traded company that is so engaged;

          (c) In the event CONSULTANT obtains employment with, or enters into a consulting arrangement with, any marketing, public relations, or advertising agency or employment in the marketing, public relations, or advertising departments of a company, or enters into a consulting arrangement with such a company, CONSULTANT shall not, directly or indirectly, render services for such agency or company or for any client of such agency or company; if such services relate to any business which is a Competitive Business;

2.2 As a material inducement to the Company to enter into the Consulting Agreement and to retain the CONSULTANT, CONSULTANT agrees that CONSULTANT shall not, during the term of CONSULTANT's engagement by the Company and for a period of two (2) years following cessation of such engagement, do any of the following, directly or indirectly, without the prior written consent of the Company:

          a) Influence or attempt to influence any person to either (i) terminate or modify her/her employment with the Company or Group,
               (ii) solicit for employment any person employed by the Company or the Group, or (iii) employ, or otherwise retain the services of any person employed by the Company or Group;

          b)   Influence  or  attempt  to  influence  a  supplier  or  customer, including, without limitation, any individual or corporate customer of the Company or Group any other person or entity with whom the Company or Group shall have dealt, to terminate or modify any written or oral agreement or course of dealing with the Company or Group; or

          c)   Influence  or  attempt  to  influence  a  supplier  or  customer,
               including,   without  limitation,  any  individual  or  corporate
               customer of the Company or Group, any recipient of Company's or Group's products, or any other person or entity with whom the Company or Group shall have dealt, for the purpose of offering or selling any products or services which are identical, substantially similar or comparable to the services or products offered by the Company or Group.

2.3 CONSULTANT acknowledges and agrees that: (i) this Section 2 is necessary for the protection of the legitimate business of the Company; (ii) the restrictive covenants set forth in this Section 2 are reasonable and valid in geographical and temporal scope and in all other respects; and (iii) CONSULTANT has received adequate consideration for the execution, delivery and performance of this Agreement.


     3. COOPERATION

     CONSULTANT agrees that in the event of any disagreement, dispute, claim, proceeding, or legal suit between the Company or a member of the Group, and their respective employees and former employees, and any third party, or any investigation conducted by, for, or against the Company or the Group, CONSULTANT agrees to make herself available at the Company's, or its agents and representatives request, to fully cooperate for the purpose of giving interviews, statements, depositions, hearing or trial testimony and to provide truthful and accurate testimony concerning events or matters as to which CONSULTANT has personal knowledge and information. Company agrees to reimburse CONSULTANT for her reasonable and actual out-of pocket expenses directly incurred and occasioned by such cooperation. No compensation shall be paid to CONSULTANT for the providing of such cooperation, or for the substance of any such knowledge or information.


4.   REMEDIES

     CONSULTANT agrees that a violation of any term, provision, covenant or condition of this Agreement will result in irreparable injury and damage to the Company that cannot be adequately compensated in money damages and that the Company will have no adequate remedy at law therefore. In such event, the Company and CONSULTANT agree that, in addition to any other legal and equitable remedies which the Company may have, including without limitation an award of money damages, the Company shall be entitled to temporary, preliminary and permanent restraining orders, decrees or injunctions to protect the Company against such violation and without the necessity of posting any bond or undertaking. However, nothing in this Agreement shall be construed to limit the Company's remedies for or defenses to any action, suit or controversy arising out of this Agreement or otherwise. The Company shall recover its reasonable attorney's fees incurred by the Company to investigate, analyze, negotiate, litigate or otherwise pursue enforcement of or compliance with this Agreement and any remedies available hereunder.


5.   GOVERNING LAW AND FORUM


     The Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of New York. With respect to any suit, action, or proceeding relating to this Agreement, each party irrevocably submits to the jurisdiction of the Supreme Court of the State of New York, County of Nassau and the United States District Court, in and for the Eastern District of New York. CONSULTANT waives any objection to the laying of venue in such courts, and any claim that such courts represent an inconvenient forum, or that such courts does not have jurisdiction over the parties hereto or claims arising hereunder.


6.   AMENDMENTS

     No amendment or modification of the terms or conditions of the Agreement shall be valid unless in writing and signed by the parties hereto, except as provided in paragraph 11 herein.


7.   SUCCESSORS AND ASSIGNS

     The Company shall have the right to assign its rights and obligations under the Agreement without the consent of CONSULTANT. CONSULTANT shall not be entitled to assign any of CONSULTANT'S rights or obligations under this Agreement.


8.   ENTIRE AGREEMENT

                  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement.


9.   NOTICE

     Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or mailed by certified mail, return receipt requested, to the parties at the addresses set forth above or such other places that any party may designate by written notice to the other.


10.  TOLLING

     In the event that CONSULTANT violates any of the provisions of this Agreement, the obligations contained in those provisions shall run from the date on which CONSULTANT ceases to be in violation of any such provision.


11.  SEVERABILITY

     If a court of competent jurisdiction finally determines that any of the provisions of this Agreement, or any part thereof, are invalid or unenforceable for any reason, such court shall modify such provision, or any part thereof, and, in its modified form, this Agreement shall then be valid and enforceable and the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full force and effect, without regard to invalid or unenforceable parts.







                           BALANCE OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the 15th day of September, 2008.

                                                    CONSULTANT


                                                     /s/ Jan Murley
                                                     ---------------------------
                                                     Jan Murley




                                                     1-800-FLOWERS.COM, INC.


                                                     /s/Gerard M. Gallagher
                                                     ---------------------------
                                                      Gerard M. Gallagher

                                  SCHEDULE "A"

                             "Competitive Business"
1800Flowers.com
---------------
o        FTD.com, Inc.
o        Proflowers.com, Inc.
o        Hallmark Cards, Inc.
o All Wire Service entities, including, without limitation: FTD and Teleflora, and each of their direct-to-consumer affiliates
o        Flower.com
o        Martha Stewart Living Omnimedia, Inc.
o        Red Envelope, Inc.
o        Harry and David
o        Vermont Teddy Bear
o        Calyx & Corolla
o        Home Depot Flowers
o        Target Flowers
o        Walmart Flowers

TPF / C&Co.
-----------
o        Dale & Thomas
o        Delightful Deliveries
o        Godiva
o        Mrs. Fields

Plow & Hearth, Problem Solvers, Wind & Weather
----------------------------------------------
o        Frontgate
o        Grandin Road
o        Smith and Hawken

WTN
---
o        Wine.com
o        Wineshipping.com
o        Bacchus
o        Bounty Hunter

FMCB
----
o        Russell Stover Candies, Inc.
o        See's Candies, Inc.

The above entities also include any of their parent companies and all direct and indirect subsidiaries of the listed companies and their respective parent companies.






                                    Exhibit C

                             Insider Trading Policy

                  POLICY ON THE PREVENTION OF INSIDER TRADING

                                       FOR

                             1-800-FLOWERS.COM, Inc.

     In the normal course of business, officers, directors and employees of 1-800-FLOWERS.COM, Inc. and its subsidiaries (collectively,"1-800-FLOWERS.COM") may come into possession of significant, sensitive information about
1-800-FLOWERS.COM. This information is considered the property of 1-800-FLOWERS.COM; you have been entrusted with it. In particular, you may not seek to profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit. The purpose of this policy statement is both to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to company policy and will be dealt with severely. Persons violating 1-800-FLOWERS.COM policy on insider trading shall be subject to immediate dismissal and possible criminal prosecution.

     Insider trading is a crime, penalized by fines of up to $1,000,000 and 10 years in jail for individuals. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made, and are often subjected to an injunction against future violations. Finally, insider traders may be subjected to civil liability in private lawsuits.

     Employers and other controlling persons (including supervisory personnel) are also at risk under federal law. Controlling persons may, among other things, face penalties of the greater of $1,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.

     Thus, it is important both to you and 1-800-FLOWERS.COM that insider trading violations not occur. You should be aware that stock market surveillance techniques are becoming more and more sophisticated, and the chance that federal or other regulatory authorities will detect and prosecute even small-level trading is significant. The risk is simply not worth taking.

     This memorandum describes 1-800-FLOWERS.COM's Insider Trading Policy to ensure that all 1-800-FLOWERS.COM directors (meaning a member of the Board of Directors), officers, employees and 1-800-FLOWERS.COM itself comply with laws prohibiting trading in 1-800-FLOWERS.COM stock by persons with material, non-public information. This memorandum supersedes all previous communications, if any, on the same subject.

     If you have any questions about the scope or application of this policy then please contact Gerard M. Gallagher, General Counsel (phone: (516) 237-6087, e-mail: jgallagher@1800flowers.com).

SUMMARY OF POLICY

     The following Policy applies to all 1-800-FLOWERS.COM directors, officers and employees worldwide:

     If you are in possession of material, non-public information relating to 1-800-FLOWERS.COM, it is 1-800-FLOWERS.COM's policy that neither you, nor your spouse or your dependents, nor any other person living in your household, may buy or sell securities of 1-800-FLOWERS.COM or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including 1-800-FLOWERS.COM's customers or suppliers, if you are in possession of material, non-public information about that company which you obtained in the course of your employment with 1-800-FLOWERS.COM. This policy, however, does not apply to and does not prohibit trading pursuant to a plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, that has been approved by 1-800-FLOWERS.COM.

     Transactions that may be necessary or justifiable for independent reasons, including emergency expenditures and transactions planned before you learned the material, non-public information, are not exceptions. Even the appearance of an improper transaction must be avoided to prevent any potential prosecution of 1-800-FLOWERS.COM or the individual trader.

     In addition to your obligation to refrain from trading while in possession of material, non-public information, you are also prohibited from "tipping" others. The concept of unlawful tipping includes passing on information to friends or family members, whether or not under circumstances that suggests that you were trying to help them make a profit or avoid a loss. In addition to being considered a form of insider trading, tipping is a serious breach of corporate confidentiality. For this reason, you should be careful to avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, at social gatherings, on-line, in elevators) where others may hear such information.

     The rules regarding insider trading - particularly the prohibition against "tipping" others to information not available to the general public - cover all forms and channels of communication, including those conducted via the Internet's World Wide Web. Information communicated via e-mail, internal and external, is sometimes confidential and "material" in nature and thus subject to insider trading rules. You are cautioned that the various Internet "chat rooms" and message boards dedicated to the stock market are largely unsecured and unregulated and should not be used to communicate any Company information whether confidential or not.

     It is the policy of 1-800-FLOWERS.COM that no director, officer or employee shall initiate or respond to messages posted in such forums that pertain to 1-800-FLOWERS.COM or companies that 1-800-FLOWERS.COM does or may do business with about which you may learn something in the course of your employment. Such forums often contain rumors and misinformation that you may, as a loyal employee, feel compelled to correct. However, doing so, even with innocent and laudable intention, could be considered "tipping" and thereby in violation of insider trading rules. Should you come across information posted in an electronic forum that you believe to be false and potentially damaging to 1-800-FLOWERS.COM, please do not respond directly yourself. Instead, kindly contact Gerard M. Gallagher or Joseph Pititto, Vice President of Investor Relations (phone: (516) 237-6131, e-mail: jpititto@1800flowers.com).

     If material, non-public information is inadvertently disclosed, no matter what the circumstances, by any director, officer or employee of 1-800-FLOWERS.COM, the person making or discovering that disclosure should immediately report the disclosure to Gerard M. Gallagher

DEFINITIONS AND DETAILS

     1. "Material" information is information that a reasonable investor would consider important in a decision to buy, sell or hold 1-800-FLOWERS.COM securities. Chances are, if you learn something that leads you to want to buy or sell stock, that information will be considered material. It is important to keep in mind that material information can be any kind of information: information that something is likely to happen, or even just that it may happen, can be considered material. In short, any information which could reasonably affect the price of or influence a person's decision to buy or sell
1-800-FLOWERS.COM's stock is "material." If you are in doubt as to the materiality of non-public information, you should presume that the information is material until you speak with Gerard M. Gallagher.



Examples of material information include:
       -       quarterly or annual financial results
       -       unanticipated changes in the level of sales, orders or expenses
       -       contract negotiations with a potentially significant new customer
       -       major new products
       -       serious product defects or recalls
       -       stock splits or dividend information
       -       major financings
       -       significant personnel changes
       -       significant operational changes
       -       significant acquisitions or dispositions of assets
       -       significant litigation
       -       merger negotiations

     2. "Non-public" information is any information that is not reasonably accessible to the investing public. Keep in mind that once 1-800-FLOWERS.COM releases information through public channels (for instance, a press release) it is deemed to take a few additional days for it to be broadly disseminated. For example, a speech to an audience, a TV or radio appearance or an article in a trade magazine does not qualify as full disclosure. Therefore, "non-public" information made available in any such manner will continue to be considered "non-public" until more broadly disseminated. Generally considered "non-public" for the first two business days after the day of release to the public.

     3. All 1-800-FLOWERS.COM directors, officers and other specifically identified employees are considered insiders ("Insiders"). Employees specifically notified by the Company are considered Insiders for purposes of this policy. An Insider is permitted to trade stock only during certain specified periods (the "trading window") and only if the Insider is not in possession of material, non-public information. The trading window opens (i.e., trading is permissible) on the third business day after the day on which 1-800-FLOWERS.COM releases information to the financial community about the prior quarter results. The trading window closes (i.e., trading is prohibited) fifteen days prior to the last day of the fiscal quarter in which the window had been opened. In addition, the Company may "shut the window" at any time.

     4. Other 1-800-FLOWERS.COM employees, regardless of title, who acquire material, non-public information are also insiders ("Temporary Insiders"). Temporary Insiders must abide by the "trading windows" applicable to Insiders (see paragraph 3 above). It is a Temporary Insiders' responsibility to know when a trading window is in effect.

     5. All trades (purchases or sales) by any Insider or Temporary Insider, the spouse and dependants of an Insider or Temporary Insider, or any other person living in the household of an Insider or Temporary Insider must be cleared with Gerard M. Gallagher Esq., or counsel designated by him for such purpose, before the trade is initiated. This will help ensure that you do not create the appearance of improperly trading in 1-800-FLOWERS.COM stock.

     6. Insiders and Temporary Insiders who wish to exercise their outstanding stock options under the company's stock option plan must abide by the following guidelines:

               - If the option is being exercised with a cash payment or with shares of 1-800-FLOWERS.COM common stock, without the concurrent sale of the purchased shares, then the exercise may occur at any time.

               - If the option is being exercised in connection with a same-day sale program, the exercise and sale must occur during the quarterly window period specified for open-market transactions and otherwise comply with this Policy.

     7. Even when the trading window is open, all directors, officers and employees must abstain from trading stock while in possession of material, non-public information. 1-800-FLOWERS.COM's directors, officers and employees who acquire material, non-public information may not buy or sell 1-800-FLOWERS.COM stock, including stock obtained by option exercises, from the time they obtain such information until the third business day following a press release of the information by 1-800-FLOWERS.COM.

     8. All directors, officers and employees are prohibited from revealing material, non-public information to third parties who may engage in trading activities, and from making buy or sell recommendations to third parties based upon such information. If you are in possession of material, non-public information, your family members and close friends may also be deemed to be in possession of such information, regardless of whether they have actual knowledge of the information. (That is, it would be difficult to prove they did not have actual knowledge.) Consequently, they could also be liable for violations of the insider trading laws if they trade during a time in which you are prohibited from trading, regardless of whether they actually knew the material, non-public information at that time.

     9. In order to avoid placing employees in a position in which they are prevented from trading, and for other good business reasons, material non-public information should be limited to those who need to know such information in order to perform their jobs. If, however, 1-800-FLOWERS.COM management becomes aware that material non-public information may have been widely disseminated within 1-800-FLOWERS.COM, then management will impose a ban on trading for all employees.

     10. In order to avoid disclosure of material information to parties outside of 1-800-FLOWERS.COM, all inquiries regarding 1-800-FLOWERS.COM's financial performance, operating results, projections or other requests for financial information should be referred to the Company's Vice President of Investor Relations. This includes requests by analysts or others to corroborate or comment upon their financial projections for 1-800-FLOWERS.COM.

     11. Any director, officer or employee who knowingly trades 1-800-FLOWERS.COM stock while in the possession of material, non-public information or who provides such information to others will be subject to significant disciplinary action, including dismissal. No exceptions will be made to this Policy, even where the transaction is very small or where the individual planned to make the transaction before learning the information. If you know or suspect that a 1-800-FLOWERS.COM employee has violated this Policy, we encourage you to call Gerard M. Gallagher, Esq. You are free to do so on an anonymous basis.

ADDITIONAL PROHIBITED TRANSACTIONS

     1. 1-800-FLOWERS.COM believes it is improper and inappropriate for 1-800-FLOWERS.COM personnel to engage in short sales of 1-800-FLOWERS.COM's stock. Therefore, it is 1-800-FLOWERS.COM's policy that directors, officers and employees of 1-800-FLOWERS.COM may not engage in short sales of 1-800-FLOWERS.COM stock under any circumstances. For purposes of this Policy, "short sale" means any transaction in which you may benefit from a decline in 1-800-FLOWERS.COM's stock price. Similarly, it is 1-800-FLOWERS.COM's policy that directors, officers and employees of 1-800-FLOWERS.COM may not trade in options of 1-800-FLOWERS.COM stock, irrespective of the nature of the options, e.g., puts or calls.

     2. If you are a Board of Directors member or an executive officer, as determined by the Board of Directors, you are bound by Rule 16(b), which prohibits profiting from the purchase and sale of stock during the same six month period. Finally, you must report any changes in your stock ownership position, including stock granted under an option plan, by filing a Form 4 with the SEC, in most cases, not later than the second business day after the transaction giving rise to the change in your ownership position is executed.

     If you have any questions about the scope or application of this Policy, please contact Gerard M. Gallagher.